Exhibit 10.1
As of
February 1, 2010
The Frost National Bank
777 Main Street, Suite 500
Fort Worth, Texas 76102
Attention: John S. Warren
JPMorgan Chase Bank, N.A.
2200 Ross Avenue, Third Floor
Dallas, Texas 75201
Attention: Kimberly A. Bourgeois
Re:
Seventh Amendment to Credit Agreement dated as of January 18, 2008 among Approach Resources Inc. (“Borrower”), the Frost National Bank and the institutions named therein (“Lenders”) and The Frost National Bank, as Agent (“Agent”)

Ladies and Gentlemen:
     Reference is hereby made to that certain Credit Agreement dated as of January 18, 2008 among Approach Resources Inc., a Delaware corporation (“Borrower”), the Frost National Bank, as Agent (“Agent”), and the Lenders that are signatory parties hereto (the “Lenders”), as amended by letter amendment dated as of February 19, 2008, letter amendment dated as of May 6, 2008, Third Amendment dated as of August 26, 2008, Fourth Amendment dated as of April 8, 2009, Fifth Amendment dated as of July 8, 2009, Sixth Amendment dated as of October 30, 2009 and this Seventh Amendment dated the date hereof (as amended, the “Loan Agreement”). All capitalized terms herein shall have the meanings ascribed to them in the Loan Agreement.
     Pursuant to this Seventh Amendment (the “Amendment”), Agent, Lenders and Borrower agree, effective as of the date hereof, to amend the Loan Agreement according to the terms and provisions set forth below.
1.
Replacement of Agent. This Amendment will constitute notice pursuant to Section 15(e) of the Loan Agreement (i) by Agent, The Frost National Bank, of its resignation as Agent on behalf of all Lenders and (ii) of the appointment by Lenders of JPMorgan Chase Bank, N.A. as the successor Agent under the Loan Agreement (the “Successor Agent”) and acceptance by Successor Agent to act in such capacity. The Loan Agreement and other Loan Documents are hereby amended in all respects necessary and appropriate to cause Successor Agent to become the successor to Agent for Lenders under the Loan Agreement and for Successor Agent to be vested with all rights and privileges formerly afforded to Agent in its capacity as Agent for the Lenders.

2.
Notice to Agent and Lenders. Any notice or other communication required or permitted by the Loan Agreement or any other Loan Document shall be provided to Successor Agent (as Agent under the Loan Agreement) and Lenders c/o JPMorgan Chase Bank, N.A., 2200 Ross Avenue, Third Floor, Dallas, Texas 75201, Attention: Kimberly A. Bourgeois, Facsimile No. (214) 965-3280.

3.
Modification of Collateral Documents. Payment of the obligations of Borrower under the Loan Agreement and the Notes is secured, in part, by first liens and first security interests created or described in the lien documents executed by Borrower, Approach Resources I, LP and Approach Oil and Gas Inc. in favor of Jimmy R. Locke, Trustee for the benefit of Agent as Mortgagee (the “Collateral Documents”). Pursuant to this Amendment, the Collateral Documents will be modified to reflect that the security interests created by the Collateral Documents will be granted by Borrower, Approach Resources I, LP and Approach Oil and Gas Inc. to Kimberly A. Bourgeois, as Trustee, for the benefit of Successor Agent, as Mortgagee.

4.	Letters of Credit. Sections 2(c) and 2(d) of the Loan Agreement are deleted in their entirety and the following are substituted therefor:
“(c) Letters of Credit. On the terms and conditions hereinafter set forth, either Agent or The Frost National Bank (each an “Issuing Bank”) shall from time to time during the period beginning on the Effective Date and ending on the Maturity Date upon request of Borrower, issue standby and/or commercial letters of credit for the account of Borrower or any Guarantor (the “Letters of Credit”) in such face amounts as Borrower may request, but not to exceed in the aggregate face amount at any time outstanding ten percent (10%) of the Borrowing Base then in effect. The face amount of all Letters of Credit issued and outstanding hereunder shall be considered as advances on the Commitment for Borrowing Base purposes and all payments made by an Issuing Bank on such Letters of Credit shall be considered as Advances under the Notes. Each Letter of Credit issued for the account of Borrower or any Guarantor hereunder shall (i) be in favor of such beneficiaries as specifically requested by Borrower, (ii) have an expiration date not exceeding the earlier of (a) one year or (b) the Maturity Date, (iii) be in a minimum amount of $25,000.00 and (iv) contain such other terms and provisions as may be reasonably required by Issuing Bank. Each Lender (other than Issuing Bank) agrees that, upon issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in Issuing Bank’s liability under such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of such liability, and each Lender (other than Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to agent to pay and discharge when due, its Commitment Percentage of Issuing Bank’s liability under such Letter of Credit. Borrower hereby unconditionally agrees to pay and reimburse Issuing Bank for the amount of each demand for payment under any Letter of Credit that is in substantial compliance with the provisions of any such Letter of Credit at or prior to the date on which payment is to be made by Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt from any beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, Issuing Bank shall promptly notify Agent (if Agent is not the Issuing Bank) Borrower of the demand and the date upon which such payment is to be made by Issuing Bank to such beneficiary in respect of such demand. Upon receipt of such notice from Issuing Bank, Borrower shall advise Agent and Issuing Bank (if Agent is not the Issuing Bank) whether or not it intends to borrow hereunder to finance its obligations to reimburse Issuing Bank, and if so, submit a Notice of Borrowing as provided in Section 2(b) hereof. If Borrower fails to so advise Agent and Issuing Bank (if Agent is not the Issuing Bank) and thereafter fails to reimburse Issuing Bank, Agent shall notify each Lender of the demand and the failure of Borrower to reimburse Issuing Bank, and each Lender shall reimburse Issuing Bank for its Commitment Percentage of each such draw paid by Issuing Bank and unreimbursed by Borrower. All such amounts paid by Issuing Bank and/or reimbursed by Lenders shall be treated as an Advance or Advances under the Commitment, which Advances shall be immediately due and payable and shall bear interest at the Maximum Rate. Borrower agrees to pay Agent for the benefit of Lenders commissions for issuing the Letters of Credit (calculated separately for each Letter of Credit) in an amount equal to the greater of (i) $500 or, (ii) one percent (1.00%) of the maximum face amount of the Letter of Credit. Such commissions will be calculated on the basis of a year consisting of 360 days.
(d) Procedure for obtaining Letters of Credit. The amount and date of issuance, renewal, extension or reissuance of a Letter of Credit pursuant to the Commitments shall be designated by Borrower’s written request delivered to Issuing Bank at least three (3) Business Days prior to the date of such issuance, renewal, extension or reissuance. Concurrently with or promptly following the delivery of the request for a Letter of Credit, Borrower shall execute and deliver to Issuing Bank an application and agreement with respect to the letter of credit, said application and agreement to be in the form used by Issuing Bank (in the event that there is any conflict between the terms of any such application and agreement for any Letter of Credit and this Agreement, the terms of this Agreement shall prevail). Issuing Bank shall not be obligated to issue, renew, extend or reissue any Letter of Credit if (i) the amount thereon when added to the face amount of the outstanding letters of credit plus any reimbursement obligations exceeds ten percent (10%) of the Borrowing Base or (ii) the amount thereof when added to the Total Outstandings would exceed the Commitment.”
5.
Ratification by Guarantors. Each Guarantor hereby ratifies and reaffirms all of its obligations under its Restated Guaranty Agreement (the “Guaranty”) of Borrower’s obligations under the Loan Agreement, as amended hereby. Each Guarantor also hereby agrees that nothing in this Amendment shall adversely affect any right or remedy of Lenders under the Guaranty and that the execution and delivery of this Amendment shall in no way change or modify its obligations as guarantor under the Guaranty. Although each Guarantor has been informed by Borrower of the matters set forth in this

Amendment and such Guarantor has acknowledged and agreed to the same, such Guarantor understands that neither Agent nor Successor Agent has any duty to notify such Guarantor or to seek such Guarantor’s acknowledgment or agreement, and nothing contained herein shall create such a duty as to any transaction hereafter.

6.
Representations and Warranties. By executing this Amendment, Borrower hereby represents, warrants and certifies to Lenders that, as of the date hereof, (a) there exists no Event of Default or events which, with notice or lapse of time, would constitute an Event of Default; (b) Borrower has performed and complied with all agreements and conditions contained in the Loan Agreement or the other Loan Documents which are required to be performed or complied with by Borrower; and (c) the representations and warranties contained in the Loan Agreement and the other Loan Documents are true in all material respects, with the same force and effect as though made on and as of the date hereof.

7.
Confirmation and Ratification. Except as affected by the provisions set forth herein, the Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed by all parties. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lenders under the Loan Agreement or the other Loan Documents.

8.
Reference to Loan Agreement. Each of the Loan Agreement and the Loan Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Loan Agreement, as amended hereby, are hereby amended so that any reference in the Loan Agreement, the Loan Documents and such other documents to the Loan Agreement shall mean a reference to the Loan Agreement as amended hereby.

9.
Multiple Counterparts. This Amendment may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement. No party to this Amendment shall be bound hereby until a counterpart of this Amendment has been executed by all parties hereto. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

10.
Final Agreement. THE LOAN AGREEMENT, AS AMENDED BY THIS AMENDMENT, AND ALL PROMISSORY NOTES AND OTHER LOAN DOCUMENTS EXECUTED PURSUANT THERETO OR HERETO, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG ANY OF THE PARTIES.

          Please signify your acceptance to the foregoing terms and provisions by executing a copy of this Amendment at the space provided below.

Very truly yours, BORROWER: APPROACH RESOURCES INC., a Delaware corporation
By:	/s/ J. Ross Craft
J. Ross Craft, President and Chief Executive
Officer

GUARANTORS: APPROACH OIL & GAS INC., a Delaware corporation
By:	/s/ J. Ross Craft
J. Ross Craft, President and Chief Executive
Officer

APPROACH OIL & GAS (CANADA) INC., an Alberta, Canada corporation
By:	/s/ J. Ross Craft
J. Ross Craft, President and Chief Executive
Officer

APPROACH RESOURCES I, LP, a Texas limited partnership
By:	Approach Operating, LLC,
a Delaware limited liability company,
its general partner

By:	Approach Resources Inc.,
a Delaware corporation,
its sole member

By:	/s/ J. Ross Craft
J. Ross Craft, President and Chief Executive
Officer

ACCEPTED AND AGREED TO effective as of the date and year first above written: AGENT: THE FROST NATIONAL BANK
By:	/s/ John S. Warren
John S. Warren, Senior Vice President

SUCCESSOR AGENT: JPMORGAN CHASE BANK, N.A.
By:	/s/ Kimberly A. Bourgeois
Kimberly A. Bourgeois, Senior Vice President — Oil & Gas Finance

LENDERS: THE FROST NATIONAL BANK
By:	/s/ John S. Warren
John S. Warren, Senior Vice President

JPMORGAN CHASE BANK, N.A.
By:	/s/ Kimberly A. Bourgeois
Name:	Kimberly A. Bourgeois, Senior Vice President — Oil & Gas Finance

FORTIS CAPITAL CORP., a Connecticut corporation

By:	/s/ Betsy Jocher	By:	/s/ Greg Smothers

Name:	Betsy Jocher	Name:	Greg Smothers
Title:	Director	Title:	Director

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Angela McCracken

Name:	Angela McCracken
Title:	Senior Vice President